UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2009

Radian Group Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-11356	23-2691170
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1601 Market Street, Philadelphia, Pennsylvania	19103
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 231-1000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Approval of STI/MTI Incentive Plan

On November 12, 2009, the Board of Directors (the “Board”) of Radian Group Inc. (the “Company”), upon the recommendation of the Compensation and Human Resources Committee (the “Committee”) of the Board, approved a new performance based cash bonus plan for senior officers. This plan, the Radian Group Inc. STI/MTI Incentive Plan for Executive Employees (the “Plan”), is intended to enhance the Company’s performance and risk-based approach to compensation by replacing the prior, annual short-term incentive plan with a two-year program consisting of short and medium term incentive awards. Each of Radian’s named executive officers, including Radian’s Chief Executive Officer, participates in the Plan.

The Plan, effective as of January 1, 2009, is designed to provide the Company’s senior officers with the opportunity to earn cash bonus awards (“Incentive Awards”) during each two-year performance period, commencing with 2009. At the beginning of each two-year performance period, the Committee will establish a target bonus award for each participating officer (the “Target Incentive Award”). The 2009 Target Incentive Award under the Plan for each of the Company’s named executive officers is the same as his or her 2009 short-term incentive target under the Company’s prior short-term incentive plan. For 2009, these targets (expressed as a percentage of their 2009 base salary) are as follows: S.A. Ibrahim (Chief Executive Officer) – 175%; C. Robert Quint (Chief Financial Officer) – 125%; Teresa A. Bryce (President – Radian Guaranty Inc.) – 150%; Lawrence C. DelGatto (Chief Information Officer) – 125%; and H. Scott Theobald (Chief Risk Officer – Radian Guaranty Inc.) – 85%.

At the end of the first year performance period, the Committee will determine the level of funding or “bonus pool” for all Incentive Awards under the Plan (such amount may range from 0% to 200% of the aggregate Target Incentive Awards) based on the Company’s achievement of certain business and financial performance metrics and goals. For 2009, the total bonus pool will be determined based on the Committee’s assessment of the Company’s performance against the following metrics:

•	The Company’s performance against its strategic plan for 2009;

•	The relative default rate of the Company’s primary mortgage insurance portfolio compared to other private mortgage insurers; and

•	The relative change in the Company’s book value compared to its competitors.

Once established, the total bonus pool will then be allocated among the participating officers by management, or the Committee for each of the named executive officers, based on each officer’s performance against criteria established by the Committee. The amount awarded to each officer may range from 0% to 200% of such officer’s Target Incentive Award. For 2009, in accordance with criteria established by the Committee, the Incentive Award for each participating named executive officer will be based on such executive officer’s achievement of his or her management-based performance objectives and performance rating, subject to the discretion of the Committee.

Following the first year performance period, 50% of the amount of any Incentive Award awarded to a participating officer under the Plan, will be paid to such officer as a short-term incentive bonus. The remaining 50% of any Incentive Award awarded to such participating officer will be established as that officer’s target medium-term incentive award (“MTI Award”) for the second year performance period. No amounts will be paid on the remaining 50% of any Incentive Award until the conclusion of the second year performance period as described below.

At the end of the second year performance period, the Committee will determine what percentage, if any, of the target MTI Awards will be paid to participating officers (such percentage will be the same for each participating officer and may range from 0% to 150% of the target MTI Award) based on the Company’s achievement of certain business and financial performance metrics and goals. Individual officer performance will not be evaluated for purposes of determining or paying the MTI Awards. The initial MTI Award for each named executive officer will be determined based on the Committee’s assessment of the Company’s credit default rate for mortgage insurance written by the Company in 2009. In addition, the Committee also may limit or decide not to pay any MTI Award in the event there is a material restatement of earnings.

The foregoing summary is not a complete description of the Plan and is qualified in its entirety by reference to the full text of the Plan, which is filed as Exhibits 10.1 to this Current Report on Form 8-K.

Amendment to Radian Group Inc. Voluntary Deferred Compensation Plan for Officers

On November 12, 2009, the Committee approved an amendment to the Radian Voluntary Deferred Compensation Plan for Officers (the “Deferred Compensation Plan”) to amend the Deferred Compensation Plan to accommodate deferrals of bonus payments under the Radian Group Inc. STI/MTI Incentive Plan for Executive Employees discussed above.

The foregoing summary is not a complete description of the Deferred Compensation Plan and is qualified in its entirety by reference to the full text of the plan, which is filed as Exhibit 10.2 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1*+	Radian Group Inc. STI/MTI Incentive Plan for Executive Employees.

10.2*+	Radian Voluntary Deferred Compensation Plan for Officers.

*	Filed herewith.
+	Management contract, compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADIAN GROUP INC.

Date: November 18, 2009	By:	/S/ RICHARD I. ALTMAN
Richard I. Altman Chief Administrative Officer

Exhibit Index

Exhibit No.	Description
10.1*+	Radian Group Inc. STI/MTI Incentive Plan for Executive Employees.

10.2*+	Radian Voluntary Deferred Compensation Plan for Officers.

*	Filed herewith.
+	Management contract, compensatory plan or arrangement.